UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2010

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2010, Concurrent Computer Corporation (the “Company”) amended and restated its employment agreement with Dan Mondor, the Company’s Chief Executive Officer (the “Amended and Restated Employment Agreement”).  The Amended and Restated Employment Agreement extends the term of Mr. Mondor’s employment to October 1, 2013.  Mr. Mondor will continue to receive a base salary at an annualized rate of $370,000 for 2010, which amount will be reviewed annually.  Mr. Mondor will also continue to be eligible for a bonus under the Company’s annual incentive plan, which currently provides an annual bonus opportunity in a target amount of 65% of his then current base salary.  The objectives for each year and other terms and conditions of the bonus opportunity are established by the Board or a committee thereof.  In addition, Mr. Mondor will continue to be eligible to participate in all employee benefit programs and long-term incentive plans of the Company made available to senior executives.

The Company will reimburse Mr. Mondor for all reasonable out-of-pocket expenses incurred by him in connection with his employment.

The Amended and Restated Employment Agreement provides that employment may be terminated by either the Company or Mr. Mondor at any time.  In the event Mr. Mondor voluntarily resigns or is terminated for due cause (as defined in the Amended and Restated Employment Agreement), compensation under the Amended and Restated Employment Agreement will end.  In the event the Amended and Restated Employment Agreement is terminated:

•	directly by the Company without due cause; or
•	constructively by the Company in certain circumstances; or
•	by the Company’s election not to renew the term of the Amended and Restated Employment Agreement for an additional period,

Mr. Mondor will be entitled to (a) a continuation of salary for a period of twelve (12) months from the date of termination, (b) an immediate lump sum payment equal to the amount, if any, paid as an annual bonus in the year preceding his termination, and (c) continued coverage under the Company’s healthcare plans through the severance period (collectively, “Severance”).   The Amended and Restated Employment Agreement also provides that if Mr. Mondor is terminated due to death or continuing disability he or his estate will be paid twelve (12) months of salary.  In the event the Amended and Restated Employment Agreement is terminated by the Company within one (1) year of a change of control (as defined in the Amended and Restated Employment Agreement) other than for due cause, disability or non-renewal by Mr. Mondor, Mr. Mondor will be entitled to Severance multiplied by two.  Mr. Mondor must execute a release substantially in the form attached as Exhibit A to the Amended and Restated Employment Agreement prior to receiving any such payments described above.

Notwithstanding the foregoing, the timing of severance payments called for under the Amended and Restated Employment Agreement is subject to adjustment in order to comply with terms of Section 409A of the Internal Revenue Code of 1986, as amended.  The Amended and Restated Employment Agreement also provides that the Company will have the right and obligation to take such action as may be required to satisfy the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

If Mr. Mondor's employment is terminated for any reason, he is prohibited from competing with the Company, soliciting its customers or trying to hire its employees for the period in which he receives severance, if any, plus one year.

The foregoing description of the Amended and Restated Employment Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated October 1, 2010, by and between the Company and Dan Mondor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCURRENT COMPUTER CORPORATION (Registrant)

Dated: October 4, 2010	By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated October 1, 2010, by and between the Company and Dan Mondor.